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                                                                   Exhibit 3.182

                            ARTICLES OF INCORPORATION
                                       OF
                             EMCARE OF INDIANA, INC.

The undersigned natural person of the age of eighteen (18) years or more, acting as an incorporator of a corporation under the Indiana Business Corporation Law, hereby adopts the following Articles of Incorporation for such corporation:

                                    ARTICLE 1

                                      NAME

     The name of the corporation is EmCare of Indiana, Inc.

                                   ARTICLE II

                                    DURATION

     The period of its duration is perpetual.

                                   ARTICLE III

                                     PURPOSE

     The purpose or purposes for which the corporation is organized are to transact any and all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law.

                                   ARTICLE IV

                                     SHARES

     The aggregate number of shares which the corporation has authority to issue is One Thousand (1,000) shares of One Cent ($0.01) par value per share. Such shares are designated as common stock and shall have identical rights and privileges in every respect.

                                    ARTICLE V

                           DENIAL OF PREEMPTIVE RIGHTS

     No share shall bear any preemptive right of its shareholder to acquire additional shares.


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                                   ARTICLE VI

                              NONCUMULATIVE VOTING

     The holders of shares of each and every class and series in the corporation shall not be entitled to cumulative voting rights in the election of directors of the corporation, in any and all circumstances.

                                   ARTICLE VII

                   MANDATORY REDEMPTION OF SHARES OF DECEASED

     In the event that a shareholder of the corporation dies or becomes no longer qualified to own shares in the corporation, the corporation shall redeem all of the shares of common stock owned by said shareholder for a purchase price of $1.00 per share.

                                  ARTICLE VIII

                              POWER TO AMEND BYLAWS

     Without limiting the power of the shareholders of the corporation to amend or repeal the corporation's bylaws or to adopt new bylaws, the Board of Directors shall have the power to amend or repeal the corporation's bylaws and to adopt new bylaws.

                                   ARTICLE IX

                           REGISTERED OFFICE AND AGENT

     The street address of the initial registered office of the corporation is 320 N. Meridian Street, Indianapolis, IN 46204 and the name of its initial registered agent at such address is National Registered Agents, Inc.

                                    ARTICLE X

                                INITIAL DIRECTORS

     The number of directors constituting the initial Board of Directors is two
(2) and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders, or until their successor or successors are elected and qualified are:

                           Leonard M. Riggs, Jr., M.D.
                          1717 Main Street, 52nd Floor
                                Dallas, TX 75201


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                             William F. Miller, III
                          1717 Main Street, 52nd Floor
                                Dallas, TX 75201

     The number of directors may hereafter be increased or decreased as provided in the bylaws of the corporation.

                                   ARTICLE XI

                             LIABILITY OF DIRECTORS

     No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this article does not eliminate or limit the liability of a director to the extent the director is found liable for: (1) a breach of the director's duty of loyalty to the corporation or its shareholders:
(2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (4) an act or omission for which the liability of a director is expressly provided for by an applicable statute.

                                   ARTICLE XII

                    ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

     Any action required by the Indiana Business Corporation Law to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

                                  ARTICLE XIII

                                  INCORPORATOR

     The name and address of the incorporator is:

                                 Scott W. Roloff
                          1717 Main Street, 52nd Floor
                                Dallas, TX 75201


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     IN WITNESS WHEREOF, I have hereunto set my hand this the 30th day of July,
1998.


/s/ Scott W. Roloff
-------------------------------------
Scott W. Roloff


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                             CONSENT TO USE OF NAME

     EmCare of Indiana, P.C., an Indiana professional corporation, does hereby consent to the use of name and incorporation of EmCare of Indiana, Inc.

                                        EmCare of Indiana, P.C.


                                        By: /s/ William F. Miller, III
                                            ------------------------------------
                                        Name: William F. Miller, III
                                        Title: Secretary


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